Exhibit 4.1

CONFORMED COPY

CREDIT AGREEMENT

DATED AS OF MARCH 5, 2004

AMONG

MAYTAG CORPORATION,

THE LENDERS,

BANK OF MONTREAL,

AS SYNDICATION AGENT,

KEYBANK NATIONAL ASSOCIATION,

AS DOCUMENTATION AGENT,

ROYAL BANK OF CANADA,

AS DOCUMENTATION AGENT,

SUMITOMO MITSUI BANKING CORPORATION,

AS DOCUMENTATION AGENT,

BANK ONE, NA

AS ADMINISTRATIVE AGENT

AND

BANC ONE CAPITAL MARKETS, INC.

AND HARRIS NESBITT

AS CO-LEAD ARRANGERS AND JOINT BOOK RUNNERS

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS			1

ARTICLE II. THE CREDITS			11

2.1.		Commitment	11
2.2.		Required Payments; Termination	12
2.3.		Ratable Loans	12
2.4.		Types of Advances	12
2.5.		Facility Fee, Utilization Fee; Reductions in Aggregate Commitment	12
2.6.		Minimum Amount of Each Advance	12
2.7.		Optional Principal Payments	12
2.8.		Method of Selecting Types and Interest Periods for New Advances	13
2.9.		Conversion and Continuation of Outstanding Advances	13
2.10.		Changes in Interest Rate, etc.	14
2.11.		Rates Applicable After Default	14
2.12.		Method of Payment	15
2.13.		Noteless Agreement; Evidence of Indebtedness	15
2.14.		Telephonic Notices	16
2.15.		Interest Payment Dates; Interest and Fee Basis	16
2.16.		Notification of Advances, Interest Rates, Prepayments and Commitment Reductions	16
2.17.		Lending Installations	16
2.18.		Non-Receipt of Funds by the Administrative Agent	17
2.19.		Facility LCs	17
	2.19.1.	Issuance	17
	2.19.2.	Participations	17
	2.19.3.	Notice	18
	2.19.4.	LC Fees	18
	2.19.5.	Administration; Reimbursement by Lenders	18
	2.19.6.	Reimbursement by Borrower	19
	2.19.7.	Obligations Absolute	19
	2.19.8.	Actions of LC Issuer	20
	2.19.9.	Indemnification	20
	2.19.10.	Lenders’ Indemnification	21
	2.19.11.	Facility LC Collateral Account	21
	2.19.12.	Rights as a Lender	21
	2.19.13.	Extended Facility LCs	21
2.20.		Replacement of Lender	22
2.21.		Increase in Aggregate Commitment; Additional Lenders	22

ARTICLE III.	YIELD PROTECTION; TAXES	23

3.1.	Yield Protection	23
3.2.	Changes in Capital Adequacy Regulations	24
3.3.	Availability of Types of Advances	24
3.4.	Funding Indemnification	25
3.5.	Taxes	25
3.6.	Lender Statements; Survival of Indemnity	27

ARTICLE IV.	CONDITIONS PRECEDENT	27

4.1.	Initial Credit Extension	27
4.2.	Each Credit Extension	28

ARTICLE V.	REPRESENTATIONS AND WARRANTIES	29

5.1.	Existence and Standing	29
5.2.	Authorization and Validity	29
5.3.	No Conflict; Government Consent	29
5.4.	Financial Statements	30
5.5.	Material Adverse Change	30
5.6.	Taxes	30
5.7.	Litigation and Contingent Obligations	30
5.8.	Subsidiaries	30
5.9.	ERISA	31
5.10.	Regulation U	31
5.11.	Compliance With Environmental Laws	31
5.12.	Ownership of Properties	32
5.13.	Plan Assets; Prohibited Transactions	32
5.14.	Investment Company Act	32
5.15.	Public Utility Holding Company Act	32
5.16.	Insurance	32
5.17.	No Default	32
5.18.	Accuracy of Information	32

ARTICLE VI.	COVENANTS	33

6.1.	Financial Reporting	33
6.2.	Use of Proceeds	34
6.3.	Notice of Default	34
6.4.	Existence	34
6.5.	Conduct of Business	34
6.6.	Maintenance	34
6.7.	Taxes	35
6.8.	Insurance	35
6.9.	Compliance with Laws	35
6.10.	Inspection	35
6.11.	ERISA	35
6.12.	Mergers, Consolidations, Leases, and Sales	36
6.13.	Liens	36

6.14.		Financial Covenants	38
	6.14.1.	Interest Coverage Ratio	38
	6.14.2.	Leverage Ratio	38

ARTICLE VII. DEFAULTS			39

ARTICLE VIII. ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES			40

8.1.		Acceleration; Facility LC Collateral Account	40
8.2.		Amendments	41
8.3.		Preservation of Rights	42

ARTICLE IX. GENERAL PROVISIONS			43

9.1.		Survival of Representations	43
9.2.		Governmental Regulation	43
9.3.		Headings	43
9.4.		Entire Agreement	43
9.5.		Several Obligations; Benefits of this Agreement	43
9.6.		Expenses; Indemnification	43
9.7.		Numbers of Documents	44
9.8.		Accounting	44
9.9.		Severability of Provisions	44
9.10.		Nonliability of Lenders	44
9.11.		Confidentiality	45
9.12.		Nonreliance	45
9.13.		Disclosure	45
9.14.		USA PATRIOT ACT NOTIFICATION	45

ARTICLE X. THE ADMINISTRATIVE AGENT			46

10.1.		Appointment; Nature of Relationship	46
10.2.		Powers	46
10.3.		General Immunity	46
10.4.		No Responsibility for Loans, Recitals, etc.	46
10.5.		Action on Instructions of Lenders	47
10.6.		Employment of Agents and Counsel	47
10.7.		Reliance on Documents; Counsel	47
10.8.		Administrative Agent’s Reimbursement and Indemnification	47
10.9.		Notice of Default	48
10.10.		Rights as a Lender	48
10.11.		Lender Credit Decision	48
10.12.		Successor Administrative Agent	49
10.13.		Administrative Agent and Arranger Fees	49
10.14.		Delegation to Affiliates	49

10.15.		Co-Administrative Agents, Documentation Agent, Syndication Agent, etc	50

ARTICLE XI. SETOFF; RATABLE PAYMENTS			50

11.1.		Setoff	50
11.2.		Ratable Payments	50

ARTICLE XII. BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS			51

12.1.		Successors and Assigns	51
12.2.		Participations	51
	12.2.1.	Permitted Participants; Effect	51
	12.2.2.	Voting Rights	52
	12.2.3.	Benefit of Certain Provisions	52
12.3.		Assignments	52
	12.3.1.	Permitted Assignments	52
	12.3.2.	Consents	52
	12.3.3.	Effect; Effective Date	53
	12.3.4.	Register	53
12.4.		Dissemination of Information	54
12.5.		Tax Treatment	54

ARTICLE XIII. NOTICES			54

13.1.		Notices; Effectiveness; Electronic Communication	54

ARTICLE XIV. COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION			55

14.1.		Counterparts; Effectiveness	55
14.2.		Electronic Execution of Assignments	55

ARTICLE XV. CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL			56

15.1.		CHOICE OF LAW	56
15.2.		CONSENT TO JURISDICTION	56
15.3.		WAIVER OF JURY TRIAL	56

EXHIBIT A-1. FORM OF OPINION OF SIDLEY AUSTIN BROWN & WOOD			1

EXHIBIT A-2. FORM OF OPINION OF GENERAL COUNSEL OF MAYTAG CORPORATION			1

EXHIBIT B. COMPLIANCE CERTIFICATE			1

EXHIBIT C.	ASSIGNMENT AND ASSUMPTION AGREEMENT	1

EXHIBIT D.	LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION	1

EXHIBIT E.	NOTE	1

SCHEDULE 2.19.	EXISTING LETTERS OF CREDIT	1

SCHEDULE 5.7.	LITIGATION AND CONTINGENT OBLIGATIONS	1

SCHEDULE 5.8.	SUBSIDIARIES	1

SCHEDULE 5.11.	ENVIRONMENTAL MATTERS	1

SCHEDULE 5.12.	LIENS	1

SCHEDULE 6.7.	TAXES	1

Conformed Copy

CREDIT AGREEMENT

This Agreement, dated as of March 5, 2004, is among Maytag Corporation, a Delaware corporation, the Lenders and Bank One, NA, a national banking association having its principal office in Chicago, Illinois, as LC Issuer and as Administrative Agent. The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement:

“Additional Lender” is defined in Section 2.21.

“Administrative Agent” means Bank One in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

“Advance” means a group of Loans, (i) made by the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as reduced or increased from time to time pursuant to the terms hereof. The initial Aggregate Commitment on the Closing Date is $375,000,000.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

“Agreement” means this credit agreement, as it may be amended or modified and in effect from time to time.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

“Applicable Fee Rate” means, at any time, the percentage rate per annum at which facility fees are accruing on the Aggregate Commitment (without regard to usage) or at which LC Fees or utilization fees are being accrued, as the case may be, at such time as set forth in the Pricing Schedule.

“Applicable Margin” means, with respect to Advances of any Type at any time and with respect to Facility LCs, the percentage rate per annum which is applicable at such time with respect to Advances of such Type or, pursuant to Section 2.19.4, with respect to Facility LCs, as set forth in the Pricing Schedule.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, BOCM and Harris Nesbitt, and their respective successors, in their capacities as Co-Lead Arrangers and Joint Book Runners.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Authorized Officer” means each Authorized Representative and in any case shall include the Chief Financial Officer, Treasurer and any Assistant Treasurer of the Borrower, or, in each case, any other officer performing comparable duties however designated, each such Person acting singly.

“Authorized Representative” means any of George C. Moore, Executive Vice President and Chief Financial Officer, Steven J. Klyn, Vice President and Treasurer, and Mark S. Ayers, Assistant Treasurer, as shown on the list of officers provided by the Borrower pursuant to Section 4.1, or any other person shown on any updated list provided by the Borrower to the Administrative Agent, or any further or different officer(s) or employee(s) of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.

“Available Aggregate Commitment” means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.

“Bank One” means Bank One, NA, a national banking association having its principal office in Chicago, Illinois, in its individual capacity, and its successors.

“BOCM” means Banc One Capital Markets, Inc., a Delaware corporation.

“Borrower” means Maytag Corporation, a Delaware corporation, and its successors and assigns.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.8.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York City for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York City for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Change in Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting stock of the Borrower.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral Shortfall Amount” is defined in Section 8.1.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans to, and participate in Facility LCs issued upon the application of, the Borrower in an aggregate amount not exceeding the amount set forth opposite its signature below or in any assignment and assumption agreement pursuant to which it first becomes a Lender, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3.2 or as otherwise modified from time to time pursuant to the terms hereof.

“Commitment Increase” is defined in Section 2.21.

“Consolidated EBIT” means, with reference to any fiscal period, determined on a consolidated basis for the Borrower and its Consolidated Subsidiaries in accordance with GAAP, (i) Operating Income for such period, plus (ii) for any fiscal quarter during fiscal years 2003 and 2004, non-cash charges against Operating Income during such fiscal quarter relating to accelerated depreciation, provided that the aggregate amount of addbacks permitted pursuant to this clause (ii) shall not exceed $29,532,000 for fiscal 2003 and $30,000,000 for fiscal 2004.

“Consolidated EBITDA” means, with reference to any period, determined on a consolidated basis for the Borrower and its Consolidated Subsidiaries in accordance with GAAP, (i) Consolidated EBIT for such period, plus (ii) depreciation of fixed assets for such period, plus (iii) amortization of intangible assets for such period.

“Consolidated Indebtedness” means at any time the Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

“Consolidated Interest Expense” means, with reference to any period, (i) the interest expense of the Borrower and its Consolidated Subsidiaries calculated on a consolidated basis for such period, plus (ii) without duplication of amounts included in clause (i), above, the consolidated interest, fees, yield or discount accrued during such period in connection with any Qualified Receivables Transaction (regardless of the accounting treatment of any such Qualified Receivables Transaction).

“Consolidated Subsidiary” means any Subsidiary or other entity whose accounts are required to be consolidated with those of the Borrower in accordance with GAAP.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.9.

“Credit Extension” means the making of an Advance or the issuance of a Facility LC (including, without limitation the deemed issuance of the Existing Letters of Credit on the Closing Date pursuant to Section 2.19.1) hereunder.

“Credit Extension Date” means the Borrowing Date for an Advance or the issuance date for a Facility LC.

“Default” means an event described in Article VII.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

“Eurodollar Base Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such British Bankers’ Association

LIBOR rate is available to the Administrative Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which Bank One or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Bank One’s relevant Eurodollar Loan and having a maturity equal to such Interest Period.

“Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.

“Existing Credit Agreements” means that certain Credit Agreement (3-Year) and that certain Credit Agreement (364-Day), each dated as of May 3, 2001 among the Borrower, the banks party thereto, and Bank of Montreal, Chicago Branch, as administrative agent.

“Existing Letter of Credit” means each Letter of Credit listed on Schedule 2.19 and outstanding on the Closing Date.

“Extended Facility LC” is defined in Section 2.19.13.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Facility LC” is defined in Section 2.19.1.

“Facility LC Application” is defined in Section 2.19.3.

“Facility LC Collateral Account” is defined in Section 2.19.11.

“Facility Termination Date” means March 5, 2007, or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Floating Rate” means, for any day, a rate per annum equal to the Alternate Base Rate for such day, in each case changing when and as the Alternate Base Rate changes.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

“Harris Nesbitt” is a trade name of Bank of Montreal, a Canadian banking corporation.

“Indebtedness” of a Person means, without duplication, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capitalized Lease Obligations, (vi) all Indebtedness of any other Person for which such Person is liable by virtue of an agreement establishing a Contingent Obligation, (vii) Receivables Transaction Attributed Indebtedness and (viii) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as indebtedness on the consolidated balance sheet of such Person.

“Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“LC Fee” is defined in Section 2.19.4.

“LC Issuer” means Bank One (or any subsidiary or affiliate of Bank One designated by Bank One) in its capacity as issuer of Facility LCs hereunder.

“LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.

“LC Payment Date” is defined in Section 2.19.5.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.17.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, such Lender’s loan made pursuant to Article II (or any conversion or continuation thereof).

“Loan Documents” means this Agreement, the Facility LC Applications and any Notes issued pursuant to Section 2.13.

“Margin Stock” means “margin stock” as defined in Regulation U.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or business prospects of the Borrower and the Consolidated Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent, the LC Issuer or the Lenders thereunder.

“Material Indebtedness” means Indebtedness in an outstanding principal amount of $10,000,000 or more in the aggregate (or the equivalent thereof in any currency other than U.S. Dollars).

“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

“Material Subsidiary” means any Subsidiary of the Borrower except a Subsidiary that (i) is incorporated outside the United States, and (ii) has neither (a) assets with a book value in excess of $5,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) nor (b) annual revenues for the most recently completed calendar year in excess of $5,000,000 (or the equivalent thereof in currencies other than U.S. Dollars).

“Modify” and “Modification” are defined in Section 2.19.1.

“Moody’s” means Moody’s Investors Service, Inc.

“Moody’s Rating” is defined in the Pricing Schedule.

“Non-U.S. Lender” is defined in Section 3.5(iv).

“Note” is defined in Section 2.13.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent, the LC Issuer or any indemnified party arising under the Loan Documents.

“Operating Income” means, for any fiscal quarter, operating income determined on a consolidated basis for the Borrower and its Consolidated Subsidiaries in accordance with GAAP in a manner consistent with the consolidated income and consolidated cash flow for the year ended December 31, 2002 heretofore furnished to the Lenders.

“Other Taxes” is defined in Section 3.5(ii).

“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Loans outstanding at such time, plus (ii) an amount equal to its ratable share (as determined in accordance with the relevant provisions of this Agreement) of the LC Obligations at such time.

“Participants” is defined in Section 12.2.1.

“Payment Date” means the last day of each quarter.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” with respect to the Borrower and each Subsidiary at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group of which the Borrower or such Subsidiary is a part, (ii) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group of which the Borrower or such Subsidiary is a part is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, or (iii) under which a member of the Controlled Group of which the Borrower or such Subsidiary is a part has any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years or by reason of being deemed a contributing sponsor under Section 4069 of ERISA.

“Pricing Schedule” means the Schedule attached hereto identified as such.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Bank One or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Purchasers” is defined in Section 12.3.1.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Borrower or any Subsidiary pursuant to which the Borrower or any Subsidiary may sell, convey or otherwise transfer to a newly-formed Subsidiary or other special-purpose entity, or any other Person, any accounts or notes receivable and rights related thereto, provided that (i) all of the material terms and conditions of such transaction or series of transactions are reasonably acceptable to either the Administrative Agent or the Syndication Agent, and (ii) the Receivables Transaction Attributed Indebtedness incurred in such transaction or series of transactions does not exceed $400,000,000 (or the equivalent thereof in currencies other than U.S. Dollars).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying Margin Stock applicable to member banks of the Federal Reserve System.

“Receivables Transaction Attributed Indebtedness” means the amount of obligations outstanding under the legal documents entered into as part of any Qualified Receivables Transaction on any date of determination that would be characterized as principal if such

Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.19 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means Lenders in the aggregate having at least a majority of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least a majority of the Aggregate Outstanding Credit Exposure.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“S&P Rating” is defined in the Pricing Schedule.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“SEC” means the United States Securities and Exchange Commission.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries or property which is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries, in each case, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the end of the twelve-month period ending as of the end of the quarter ending immediately prior to the date of determination.

“Syndication Agent” means Bank of Montreal in its capacity as Syndication Agent as described in Section 10.15 and not in its individual capacity as a Lender, and any successor.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Transferee” is defined in Section 12.4.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Loan.

“Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable accrued benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent ongoing actuarial valuation date for such Plan, using the actuarial assumptions used by the Plan for funding purposes.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Welfare Plan” means a “welfare plan,” as said term is defined in Section 3(1) of ERISA.

“Wholly-Owned Consolidated Subsidiary” means any Consolidated Subsidiary which is a Wholly-Owned Subsidiary.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary of which all of the outstanding voting securities shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

THE CREDITS

2.1. Commitment. From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to (i) make Loans to the Borrower and (ii) participate in Facility LCs issued upon the request of the Borrower, provided that, after giving effect to the making of each such Loan and the issuance of each such Facility LC, such Lender’s Outstanding Credit Exposure shall not exceed its Commitment, provided further that, pursuant to Section 2.19.13, Facility LCs may remain outstanding after the Facility Termination Date, with any participation by the Lenders therein to be as set forth in Section 2.19.13. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to extend credit hereunder shall expire on the Facility Termination Date. The LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.19.

2.2. Required Payments; Termination. The Aggregate Outstanding Credit Exposure and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date, except as otherwise specifically set forth in Section 2.19.13 with respect to Extended Facility LCs.

2.3. Ratable Loans. Each Advance hereunder shall consist of Loans made from the several Lenders ratably according to their Pro Rata Shares.

2.4. Types of Advances. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.

2.5. Facility Fee, Utilization Fee; Reductions in Aggregate Commitment. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee at a per annum rate equal to the Applicable Fee Rate for facility fees on such Lender’s Commitment (without regard to usage) from the date hereof to and including the Facility Termination Date, payable on each Payment Date hereafter and on the Facility Termination Date. In addition to the facility fee, the Borrower agrees to pay to the Administrative Agent for the ratable account of each Lender according to its ratable share of the Aggregate Outstanding Credit Exposure, for each day during which the Aggregate Outstanding Credit Exposure exceeds 50% of the Aggregate Commitment, a utilization fee at a per annum rate equal to the Applicable Fee Rate for utilization fees on the Aggregate Outstanding Credit Exposure on such day, payable on each Payment Date hereafter and on the Facility Termination Date. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $5,000,000, upon at least five Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure. All accrued facility fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder.

2.6. Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $10,000,000 (and in multiples of $1,000,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the Available Aggregate Commitment.

2.7. Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $500,000 in excess thereof, any portion of the outstanding Floating Rate Advances upon one Business Day’s prior notice to the Administrative Agent. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three Business Days’ prior notice to the Administrative Agent.

2.8. Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) not later than (x) 9:00 a.m. (Chicago time) on the Borrowing Date of each Floating Rate Advance and (y) 10:00 a.m. (Chicago time) three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

(i)	the Borrowing Date, which shall be a Business Day, of such Advance,

(ii)	the aggregate amount of such Advance,

(iii)	the Type of Advance selected, and

(iv)	in the case of each Eurodollar Advance, the Interest Period applicable thereto, which shall end on or prior to the Facility Termination Date.

Not later than noon (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

2.9. Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.7. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.7 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance. The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

(i)	the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)	the aggregate amount and Type of the Advance which is to be converted or continued, and

(iii)	the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto, which shall end on or prior to the Facility Termination Date.

2.10. Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurodollar Advance based upon the Borrower’s selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date.

2.11. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.8, 2.9 or 2.10, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. From and after the date upon which any payment of principal of any Advance, any interest on any Advance or any LC Fees otherwise due hereunder is not timely paid as required hereunder, the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) the principal amount of each Eurodollar Advance not timely paid shall bear interest for the remainder of the applicable Interest Period (or until earlier repaid) at the rate otherwise applicable to such Interest Period plus 2% per annum, (ii) the principal amount of each Floating Rate Advance not timely paid shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum until repaid, (iii) the LC Fee rate with respect to such unpaid amount of LC Fees shall be increased by 2% per annum and (iv) without duplication of any increases in the applicable interest rates imposed pursuant to the foregoing clauses (i) and (ii), that portion of the principal amount of any (x) Eurodollar Advance with respect to which a payment of interest is not timely paid shall bear interest for the remainder of the applicable Interest Period (or until such overdue interest amount is earlier repaid) at the rate otherwise applicable to such Interest Period plus 2% per annum, and (y) Floating Rate Advance upon which a payment of interest is not timely paid shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum until such overdue interest amount is repaid, provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i), (ii) and (iv) above and the increase in the LC Fee set forth in clause (iii) above shall, in the event of any such late payment of principal, interest or LC Fees, be applicable without any election or action on the part of the Administrative Agent or any Lender.

2.12. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by noon (local time) on the date when due and shall (except in the case of Reimbursement Obligations for which the LC Issuer has not been fully indemnified by the Lenders, or as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with Bank One for each payment of principal, interest, Reimbursement Obligations and fees as it becomes due hereunder. Each reference to the Administrative Agent in this Section 2.12 shall also be deemed to refer, and shall apply equally, to the LC Issuer, in the case of payments required to be made by the Borrower to the LC Issuer pursuant to Section 2.19.6.

2.13. Noteless Agreement; Evidence of Indebtedness. (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii) The Administrative Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (c) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (d) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(iii) The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(iv) Any Lender may request that its Loans be evidenced by a promissory note in substantially the form of Exhibit E (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

2.14. Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Representative. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

2.15. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Floating Rate Advances shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest on Eurodollar Advances, facility fees, utilization fees and LC Fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.16. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from the LC Issuer, the Administrative Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.17. Lending Installations. Each Lender may book its Loans and its participation in any LC Obligations and the LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or the LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and the LC Issuer may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.

2.18. Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.19. Facility LCs.

2.19.1. Issuance. The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby and commercial Letters of Credit (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of the Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $100,000,000 and (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment. No Facility LC shall have an expiry date later than the earlier of (x) the fifth Business Day prior to the Facility Termination Date and (y) one year after its issuance, except as otherwise set forth in Section 2.19.13. Upon the effectiveness of this Agreement, each Existing Letter of Credit shall, without any further action by any party, be deemed to have been issued as a Facility LC hereunder for all purposes hereof.

2.19.2. Participations. Upon the issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section 2.19 (but subject to Section 2.19.13), the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share or, in the case of any Modification occurring after the termination of the Aggregate Commitment, in proportion to its ratable share of the LC Obligations relating to such Facility LC immediately before giving effect to such Modification.

2.19.3. Notice. Subject to Section 2.19.1, the Borrower shall give the LC Issuer notice prior to 10:00 a.m. (Chicago time) at least three Business Days (or such shorter period of time as the LC Issuer may agree to with respect to any issuance or Modification) prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender’s participation in such proposed Facility LC. The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to the LC Issuer and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a “Facility LC Application”). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

2.19.4. LC Fees. The Borrower shall pay to the Administrative Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares (or in accordance with their ratable interests in the Facility LCs, if the Aggregate Commitment has been terminated or such interests are held in a proportion other than according to their Pro Rata Shares), with respect to each Facility LC, a letter of credit fee at a per annum rate equal to the Applicable Margin for Eurodollar Loans in effect from time to time on the average daily undrawn stated amount under such standby Facility LC, such fee to be payable in arrears on each Payment Date (such fee described in this sentence the “LC Fee”). The Borrower shall also pay to the LC Issuer for its own account (x) at the time of issuance of each Facility LC (and at the time of any renewal of any Facility LC for an additional period), a fronting fee in the amount of 0.125% of the stated amount of such Facility LC, and (y) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the LC Issuer’s standard schedule for such charges as in effect from time to time.

2.19.5. Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of the LC Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC. The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Lender’s Pro Rata Share (or in accordance with such Lender’s ratable interest in the Facility LCs, if the Aggregate Commitment has been terminated or such interest is held in a proportion other than according to such Lender’s Pro Rata Share) of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.19.6 below, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the LC Issuer’s demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Chicago time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.

2.19.6. Reimbursement by Borrower. The Borrower shall be irrevocably and unconditionally obligated to reimburse the LC Issuer on or before the applicable LC Payment Date for any amounts to be paid by the LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. All such amounts paid by the LC Issuer and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the Alternate Base Rate for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the Alternate Base Rate for such day if such day falls after such LC Payment Date. The LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share (or in accordance with such Lender’s ratable interest in the relevant Facility LC, if the Aggregate Commitment has been terminated or such interest is held in a proportion other than according to such Lender’s Pro Rata Share) all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.19.5. Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.8 and the satisfaction of the applicable conditions precedent set forth in Article IV), the Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.

2.19.7. Obligations Absolute. The Borrower’s obligations under this Section 2.19 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the LC Issuer, any Lender or any beneficiary of a Facility LC. The Borrower further agrees with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Borrower agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put the LC Issuer or any Lender under any liability to the Borrower. Nothing in this Section 2.19.7 is intended to limit the right of the Borrower to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.19.6.

2.19.8. Actions of LC Issuer. The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer. The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.19, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

2.19.9. Indemnification. The Borrower hereby agrees to indemnify and hold harmless each Lender, the LC Issuer and the Administrative Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, the LC Issuer or the Administrative Agent may incur (or which may be claimed against such Lender, the LC Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the LC Issuer may incur by reason of or on account of the LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Lender, the LC Issuer or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.19.9 is intended to limit the obligations of the Borrower under any other provision of this Agreement.

2.19.10. Lenders’ Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share (or in accordance with such Lender’s ratable interest in the Facility LCs, if the Aggregate Commitment has been terminated or such interest is held in a proportion other than according to such Lender’s Pro Rata Share), indemnify the LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except to the extent resulting from such indemnitees’ gross negligence or willful misconduct or the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.19 or any action taken or omitted by such indemnitees hereunder.

2.19.11. Facility LC Collateral Account. The Borrower agrees that it will, upon the request of the Administrative Agent or the Required Lenders (and as otherwise required pursuant to Section 2.19.13) and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuer or the Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Administrative Agent (the “Facility LC Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Article XIII, in the name of such Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders and in which such Borrower shall have no interest other than as set forth in Section 8.1. The Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuer, a security interest in all of the Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. The Administrative Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of Bank One having a maturity not exceeding 30 days. Nothing in this Section 2.19.11 shall either obligate the Borrower to deposit any funds in the Facility LC Collateral Account, obligate the Administrative Agent to require the Borrower to deposit any funds in the Facility LC Collateral Account or limit the right of the Administrative Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 8.1 or Section 2.19.13.

2.19.12. Rights as a Lender. In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.

2.19.13. Extended Facility LCs. Notwithstanding the contrary provisions of Section 2.19.1, Facility LCs may be issued with expiry dates later than the fifth Business Day prior to the Facility Termination Date and the expiry dates of existing Facility LCs may be extended to dates later than the fifth Business Day prior to the Facility

Termination Date upon the terms and conditions set forth in this Section (all such Facility LCs the “Extended Facility LCs”). The aggregate amount of the outstanding LC Obligations relating to Extended Facility LCs shall not exceed $50,000,000 at any time. No Extended Facility LC shall have an expiry date later than 14 months after the Facility Termination Date. From the date 30 days prior to the Facility Termination Date until the Facility Termination Date, the Borrower will maintain cash collateral in the Facility LC Collateral Account in an amount equal to 100% of the LC Obligations relating to Extended Facility LCs which will remain outstanding on the Facility Termination Date, and at all times after the Facility Termination Date when any Extended Facility LCs are outstanding, the Borrower will maintain cash collateral in the Facility LC Collateral Account in an amount not less than 100% of the LC Obligations relating to such Extended Facility LCs then outstanding. Except to the extent that that there remain on the Facility Termination Date any unpaid draws or unsatisfied Reimbursement Obligations or the cash collateralization requirement has not been met with respect to an Extended Facility LC, the participations of the Lenders in each such Extended Facility LC shall automatically terminate on the Facility Termination Date.

2.20. Replacement of Lender. If the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.3 (any Lender so affected an “Affected Lender”), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another Lender or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit C and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

2.21. Increase in Aggregate Commitment; Additional Lenders. (i) The Borrower may, on not more than two occasions during the term of the Credit Agreement upon at least 30 days’ notice to the Administrative Agent (which shall promptly provide a copy of such notice to the Lenders), and provided that (x) the Borrower has not previously terminated all or any portion of the Aggregate Commitment pursuant to Section 2.5 and (y) both the Administrative Agent and the Syndication Agent consent to such increase, propose to increase the Aggregate Commitment to an amount not to exceed $400,000,000 (the amount of any such increase, the “Commitment Increase”).

(ii) The Borrower may designate one or more Lenders or other financial institutions (which may be, but need not be, one or more of the existing Lenders) which at the time agree in the case of any such bank that is an existing Lender to increase its Commitment and, in the case of any other such bank (an “Additional Lender”), to become a party to this Agreement. The sum of the increases in the Commitments of the existing Lenders pursuant to this subsection (ii) plus the Commitments of the Additional Lenders shall not in the aggregate exceed the amount of the Commitment Increase.

(iii) An increase in the Aggregate Commitment pursuant to this Section 2.21 shall become effective upon the receipt by the Administrative Agent of an agreement in form and substance satisfactory to the Administrative Agent signed by the Borrower, by each Additional Lender and by each other Lender whose Commitment is to be increased, setting forth the new Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with such evidence of appropriate corporate authorization on the part of the Borrower with respect to the Commitment Increase as the Administrative Agent may reasonably request.

(iv) Upon the effectiveness of any increase in the aggregate amount of the Aggregate Commitment pursuant to this Section 2.21, the Commitment of each Lender shall be deemed amended reflecting the increases of the Commitments of existing Lenders and the addition of the new Commitments of the Additional Lenders (if any). Concurrently with the effectiveness of such increase, each Lender shall fund its Pro Rata Share of the outstanding Loans and overdue Reimbursement Obligations, if any, to the Administrative Agent so that after giving effect thereto each Lender, including the Additional Lenders (if any), holds a Pro Rata Share of the outstanding Loans and obligations relating to Facility LCs and the Borrower shall pay to each Lender all amounts due under Section 3.4 as a result of any prepayment of any outstanding Eurodollar Advances resulting from any Lender’s funding of Loans previously funded by other Lenders.

ARTICLE III

YIELD PROTECTION; TAXES

3.1. Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation or the LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i)	subjects any Lender or any applicable Lending Installation or the LC Issuer to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender or the LC Issuer in respect of its Eurodollar Loans, Facility LCs or participations therein, or

(ii)

imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending

Installation or the LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(iii)	imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or the LC Issuer of making, funding or maintaining its Eurodollar Loans, or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or the LC Issuer in connection with its Eurodollar Loans, Facility LCs or participations therein, or requires any Lender or any applicable Lending Installation or the LC Issuer to make any payment calculated by reference to the amount of Eurodollar Loans, Facility LCs or participations therein held or interest or LC Fees received by it, by an amount deemed material by such Lender or the LC Issuer, as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or the LC Issuer, as the case may be, of making or maintaining its Eurodollar Loans or Commitment or of issuing or participating in Facility LCs or to reduce the return received by such Lender or applicable Lending Installation or the LC Issuer, as the case may be, in connection with such Eurodollar Loans, Commitment, Facility LCs or participations therein, then, within 15 days of demand by such Lender or the LC Issuer, as the case may be, the Borrower shall pay such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer, as the case may be, for such increased cost or reduction in amount received.

3.2. Changes in Capital Adequacy Regulations. If a Lender or the LC Issuer determines the amount of capital required or expected to be maintained by such Lender or the LC Issuer, any Lending Installation of such Lender or the LC Issuer, or any corporation controlling such Lender or the LC Issuer is increased as a result of a Change, then, within 15 days of demand by such Lender or the LC Issuer, the Borrower shall pay such Lender or the LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or the LC Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender’s or the LC Issuer’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or the LC Issuer or any Lending Installation or any corporation controlling any Lender or the LC Issuer. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basel Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

3.3. Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule,

regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Administrative Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4. Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

3.5. Taxes. (i) All payments by the Borrower to or for the account of any Lender, the LC Issuer or the Administrative Agent hereunder or under any Note or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, the LC Issuer or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, the LC Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Facility LC Application (“Other Taxes”).

(iii) The Borrower hereby agrees to indemnify the Administrative Agent, the LC Issuer and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent, the LC Issuer or such Lender as a result of its Commitment, any Loans made by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent, the LC Issuer or such Lender makes demand therefor pursuant to Section 3.6.

(iv) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date of this Agreement, (i) deliver to the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent (unless it is legally prohibited from delivering any such renewal, copy, additional form or amendment due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form of the type described herein originally was required to be provided). All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(v) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(vi) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(vii) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

3.6. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. The Borrower shall have no obligation to reimburse, compensate or indemnify any Lender with respect to a claim under Section 3.1, 3.2 or 3.5 if the Lender fails to deliver such written statement to the Borrower within 180 days after the date upon which the Lender becomes aware of the event or occurrence giving rise to such claim. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.1. Initial Credit Extension. The Lenders shall not be required to make the initial Credit Extension hereunder unless the Borrower has paid to the Administrative Agent, the Syndication Agent and the Arrangers, for their respective accounts, the fees required pursuant to the terms of the letters described in Section 10.13 and has furnished to the Administrative Agent with sufficient copies for the Lenders:

(i)	Copies of the certificate of incorporation of the Borrower, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation, as well as any other information required by Section 326 of the USA PATRIOT ACT or necessary for the Administrative Agent or any Lender to verify the identity of Borrower as required by Section 326 of the USA PATRIOT ACT.

(ii)	Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Borrower is a party.

(iii)	An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signatures of the Authorized Representatives and any other officers of the Borrower authorized to sign the Loan Documents to which the Borrower is a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

(iv)	A certificate, signed by the chief financial officer of the Borrower, stating that on the initial Credit Extension Date no Default or Unmatured Default has occurred and is continuing.

(v)	A written opinion of Sidley Austin Brown & Wood LLP, counsel to the Borrower, in substantially the form of Exhibit A-1, and of Roger K. Scholten, Senior Vice President, General Counsel and Assistant Secretary to the Borrower, in substantially the form of Exhibit A-2, and otherwise in form and substance satisfactory to the Lenders.

(vi)	Fully executed counterparts of this Agreement (containing all Exhibits and Schedules in their final form), together with any Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender.

(vii)	Written money transfer instructions, in substantially the form of Exhibit D, addressed to the Administrative Agent and signed by an Authorized Representative, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested.

(viii)	Properly completed Facility LC Applications for all of the Existing Letters of Credit.

(ix)	Evidence, including without limitation a payoff letter in form and substance satisfactory to the Administrative Agent, that the Existing Credit Agreements and all commitments thereunder have been terminated, all indebtedness or other obligations thereunder have been fully repaid, and any liens granted in connection therewith have been released.

(x)	Such other documents as any Lender or its counsel may have reasonably requested.

4.2. Each Credit Extension. The Lenders shall not be required to make any Credit Extension unless on the applicable Credit Extension Date:

(i)	There exists no Default or Unmatured Default.

(ii)	The representations and warranties contained in Article V are true and correct as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

(iii)	All legal matters incident to the making of such Credit Extension shall be satisfactory to the Lenders and their counsel.

Each Borrowing Notice or request for issuance of a Facility LC with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied. Any Lender may require a duly completed compliance certificate in substantially the form of Exhibit B as a condition to making a Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

5.1. Existence and Standing. The Borrower is a corporation duly and properly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to have any such requisite authority would not have a Material Adverse Effect. Each of the Borrower’s Subsidiaries is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to have any such requisite authority would not have a Material Adverse Effect.

5.2. Authorization and Validity. The Borrower has the power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3. No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or (ii) the Borrower’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any material indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or a substantial portion of its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the Credit Extensions under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4. Financial Statements. The September 30, 2003 consolidated financial statements of the Borrower and the Consolidated Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and the Consolidated Subsidiaries at such date and the consolidated results of their operations for the period then ended.

5.5. Material Adverse Change. From September 30, 2003 to the date of this Agreement, there has been no change in the business, Property, business prospects, condition (financial or otherwise) or results of operations of the Borrower and the Consolidated Subsidiaries taken as a whole which could reasonably be expected to have a Material Adverse Effect.

5.6. Taxes. The consolidated United States federal income tax returns of the Borrower for the taxable year ended December 31, 1997 and for all taxable years ended prior to said date have been examined by the Internal Revenue Service and have been approved as filed, and any additional assessments in connection with any of such years have been paid or the applicable statute of limitations therefor has expired. There are no assessments in respect of the consolidated United States federal income tax returns of the Borrower and the Consolidated Subsidiaries of a material nature for any taxable year ended after December 31, 1997 pending, nor to the knowledge of the Borrower is any such assessment threatened, other than for those which are provided for by adequate reserves.

5.7. Litigation and Contingent Obligations. Except as set forth on Schedule 5.7, there is no litigation, arbitration or governmental proceeding pending, nor to the knowledge of the Borrower is there any litigation, arbitration or governmental proceeding or investigation threatened, against the Borrower or any Consolidated Subsidiary which could reasonably be expected to (i) in any material way impair the validity or enforceability of, or materially impair the ability of the Borrower to perform its obligations under, this Agreement or any other Loan Document or (ii) other than as previously disclosed in writing to the Lenders, result in any material adverse change in the financial condition or Property, business or operations of the Borrower and the Consolidated Subsidiaries taken as a whole. Other than any liability incident to any litigation, arbitration or governmental proceeding which could not reasonably be expected to have a Material Adverse Effect, the Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8. Subsidiaries. Schedule 5.8 contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries, and indicating whether each Subsidiary is a Consolidated Subsidiary. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable and are owned by the Persons indicated on Schedule 5.8, free and clear of any Liens.

5.9. ERISA. The Borrower and each Subsidiary are in compliance in all material respects with ERISA to the extent applicable to them and have received no notice to the contrary from the PBGC or any other governmental entity or agency. As of December 31, 2002 the Unfunded Vested Liabilities of Plans maintained by the Borrower and its Subsidiaries did not exceed $245,031,614. No condition exists or event or transaction has occurred with respect to any Plan which could reasonably be expected to result in the incurrence by the Borrower or any Subsidiary of any material liability, fine or penalty. Except as disclosed to the Administrative Agent in writing, neither the Borrower nor any Subsidiary has any contingent liability with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA .

5.10. Regulation U. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its primary activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and neither the Borrower nor any of its Subsidiaries will use the proceeds of any Loan in a manner that violates any provision of Regulation U or X of the Board of Governors of the Federal Reserve System. Margin Stock constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

5.11. Compliance With Environmental Laws. (i) Except as set forth on Schedule 5.11, the business and operations of the Borrower and its Subsidiaries comply in all respects with all applicable federal, state, regional, county and local laws, statutes, rules, regulations and ordinances relating to public health, safety or the environment, including, without limitation, relating to releases, discharges, emissions or disposals to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use, handling or disposal of polychlorinated biphenyls (PCB’s), asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, its by-products or derivatives, or other hydrocarbons), to exposure to toxic, hazardous, or other controlled, prohibited or regulated substances, to the transportation, storage, disposal, management or release of gaseous or liquid substances, and any regulation, order, injunction, judgment, declaration, notice or demand issued thereunder, except to the extent that such noncompliance in the aggregate would not (a) impair the validity or enforceability of, or materially impair the ability of the Borrower to perform its obligations under, this Agreement or the Notes or any other Loan Document or (b) result in any material adverse change in the financial condition or Property, business or operations of the Borrower and the Consolidated Subsidiaries taken as a whole.

(ii) Except as set forth on Schedule 5.11, the Borrower has not given, nor is it obligated to give, nor has it received, any notice, letter, citation, order, warning, complaint, inquiry, claim or demand that: (a) the Borrower has violated, or is about to violate, any federal, state, regional, county or local environmental, health or safety statute, law, rule, regulation, ordinance, judgment or order; (b) there has been a release, or there is a threat of release (other than, in either case, a federally permitted release), of hazardous substances (including, without limitation, petroleum, its by-products or derivatives, or other hydrocarbons) from the Borrower’s property, facilities, equipment or vehicles (whether now or heretofore owned); (c) the Borrower may be or is liable, in whole or in part, for the costs of cleaning up, remediating or responding to a release of hazardous substances (including, without limitation, petroleum, its by-products or derivatives, or other hydrocarbons); or (d) any of the Borrower’s property or assets are subject to a Lien in favor of any governmental entity for any liability, costs or damages, under any federal, state, regional, county or local environmental law, rule or regulation arising from, or costs incurred by such governmental entity in response to, a release of a hazardous substance (including, without limitation, petroleum, its by-products or derivatives, or other hydrocarbons), except to the extent that such violation, release, liability or Lien could not (A) impair the validity or enforceability of, or materially impair the ability of the Borrower to perform its obligations under, this Agreement or the Notes or any other Loan Document or (B) result in any material adverse change in the financial condition or Property, business or operations of the Borrower and the Consolidated Subsidiaries taken as a whole, and provided that, in the case of a Lien, such Lien does not violate Section 6.13.

5.12. Ownership of Properties. Except as set forth on Schedule 5.12, on the date of this Agreement, the Borrower and its Consolidated Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.13, to all of the Property and assets reflected in the Borrower’s most recent consolidated financial statements provided to the Administrative Agent as owned by the Borrower and its Consolidated Subsidiaries except for assets sold, transferred or otherwise disposed of in the ordinary course of business since the closing date of such financial statements.

5.13. Plan Assets; Prohibited Transactions. The Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.14. Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.15. Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.16. Insurance. The Borrower and its Subsidiaries currently maintain the insurance coverage required pursuant to Section 6.8.

5.17. No Default. No Default or Unmatured Default has occurred and is continuing.

5.18. Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1. Financial Reporting. The Borrower will, and will cause each Consolidated Subsidiary to, maintain a standard system of accounting in accordance with GAAP and will furnish to the Administrative Agent for copying and distribution to the Lenders such information respecting the business and financial condition of the Borrower and the Subsidiaries as may be reasonably requested by any Lender; and without any request will furnish to the Administrative Agent for copying and distribution to the Lenders:

(i) within 50 days after the end of each of the first three quarterly fiscal periods of the Borrower, a copy of the Borrower’s Form 10-Q Report filed with the SEC;

(ii) within 120 days after the end of each fiscal year of the Borrower, a copy of the Borrower’s Form 10-K Report filed with the SEC, including a copy of the annual report of the Borrower and the Consolidated Subsidiaries for such year with accompanying financial statements, prepared by the Borrower and certified by Ernst & Young LLP or any other independent public accountants of recognized national standing selected by the Borrower, in accordance with GAAP;

(iii) promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which the Borrower sends to its shareholders, and copies of all other regular, periodic and special reports and all registration statements which the Borrower files with the SEC or any successor thereto, or with any national securities exchange;

(iv) as promptly as possible, and in any event within one Business Day after an Authorized Officer has knowledge thereof, notice of (a) any change in the S&P Rating or the Moody’s Rating and (b) any Default or Unmatured Default and describe in reasonable detail the facts and circumstances giving rise thereto; and

(v) an updated Schedule 5.8 along with the financial statements delivered under subsection (i) or (ii) above, as applicable, for any calendar quarter during which there is a change in any of the facts specified in Schedule 5.8, as then most recently updated.

Each of the financial statements furnished to the Lenders pursuant to subsections (i) and (ii) of this Section 6.1 shall be accompanied by a written certificate signed by the chief financial officer or treasurer of the Borrower to the effect that (1) to the best of the knowledge and belief of the signer thereof no Default or Unmatured Default has occurred during the period covered by such statements or, if any such Default or Unmatured Default has occurred during such period, setting forth a description of such Default or Unmatured Default and specifying the action, if any, taken by the Borrower to remedy the same, (2) the representations and warranties contained in Section 5 are true and correct as though made on the date of such certificate, except as otherwise described, (3) the Borrower is in compliance with all covenants contained in Section 6 hereof, and (4) a compliance certificate in the form of Exhibit B showing the calculations necessary to determine compliance with Section 6.14. In the event that the Borrower satisfies its requirement to deliver a Form 10-Q or Form 10-K pursuant to subsection (i) or (ii) of this Section 6.1 by the operation of the last sentence of this Section 6.1, the Borrower shall provide a written certificate as described in the preceding sentence at the time such Form 10-Q or Form 10-K, as applicable, is to be provided under subsections (i) or (ii), as applicable, of this Section 6.1. In the event the Borrower is no longer required to file Form 10Q and 10K Reports with the SEC, the Borrower will nevertheless furnish to the Lenders at the time hereinabove set forth all the financial and other information that would have comprised such filings. With respect to any financial statement, report or other document required to be delivered to the Administrative Agent and the Lenders pursuant to clauses (i), (ii) or (iii) above, the Borrower shall be deemed to have fulfilled its obligation to deliver such document, and the Administrative Agent shall be deemed to have fulfilled its obligation to copy and distribute to the Lenders such document (and neither the Borrower nor the Administrative Agent shall have any further responsibility for informing the Lenders of the existence of or transmitting to the Lenders such document) to the extent that such document has been filed electronically with the Securities and Exchange Commission and is publicly available on the website operated by the Securities and Exchange Commission on or before the date that such document is otherwise required to be delivered pursuant to such clause.

6.2. Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions for general corporate purposes. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any Margin Stock, and at no time will Margin Stock constitute 25% or more of the consolidated assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

6.3. Notice of Default. The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

6.4. Existence. The Borrower shall, and shall cause each Subsidiary to, preserve and maintain its existence, subject to the provisions of Section 6.12.

6.5. Conduct of Business. The Borrower will not engage in any business if, as a result, the general nature of the business which would then be engaged in by the Borrower would be substantially changed from the general nature of the business engaged in by the Borrower on the date of this Agreement.

6.6. Maintenance. The Borrower will maintain, preserve and keep its plants, properties and equipment necessary to the proper conduct of its business in reasonably good repair, working order and condition and will from time to time make all reasonably necessary repairs, renewals, replacements, additions and betterments thereto so that at all times such plants, properties and equipment shall be reasonably preserved and maintained, and will cause each Subsidiary so to do in respect of Property owned or used by it; provided, however, that nothing in this Section shall prevent the Borrower or a Subsidiary from discontinuing the operation or maintenance of any such properties if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its business or the business of the Subsidiary and not disadvantageous in any material respect to the Lenders or the holders of any Notes or Loans.

6.7. Taxes. Except as set forth on Schedule 6.7 hereto, the Borrower will duly pay and discharge, and will cause each Subsidiary to pay and discharge, all material taxes, assessments, fees and governmental charges upon or against the Borrower or such Subsidiary or against their respective Properties, in each case before the same becomes delinquent and before penalties accrue thereon, unless and to the extent that the same is being (or will on a timely basis be) contested in good faith and by appropriate proceedings and adequate reserves are provided therefor. As used in this Section 6.7, “material taxes, assessments, fees and governmental charges” means taxes, assessments, fees or charges in an amount of $100,000 or more.

6.8. Insurance. The Borrower will insure, and keep insured, and will cause each Subsidiary to insure, and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by companies similarly situated and operating like Property; and to the extent usually insured (subject to self-insured retentions) by companies similarly situated and conducting similar businesses, the Borrower will also insure, and cause each Subsidiary to insure, employers’ and public and product liability risks with good and responsible insurance companies. The Borrower will upon request of the Administrative Agent furnish a summary setting forth the nature and extent of the insurance maintained pursuant to this Section 6.8.

6.9. Compliance with Laws. Without limiting any of the other covenants of the Borrower in this Section 6, the Borrower will, and will cause each of its Subsidiaries to, conduct its business, and otherwise be, in compliance with all applicable laws, regulations, ordinances and orders of any governmental or judicial authorities, non-compliance with which would (i) in any material way impair the validity or enforceability or the ability of the Borrower to perform its obligations under this Agreement or the Notes or any other Loan Document or (ii) result in any material adverse change in the financial condition or properties, business or operations of the Borrower and the Consolidated Subsidiaries taken as a whole; provided, however, that the Borrower or any Subsidiary shall not be required to comply with any such law, regulation, ordinance or order if it shall be contesting such law, regulation, ordinance or order in good faith by appropriate proceedings and adequate reserves, if appropriate, shall have been established therefor.

6.10. Inspection. The Borrower will permit each Lender to visit and inspect, under the Borrower’s guidance, any of the Properties of such Borrower or any Subsidiary, to examine all their books of account and records, to make copies and abstracts therefrom, and to discuss the Borrower’s and its Subsidiaries’ respective affairs, finances and accounts with such officers or employees as the Borrower may designate for such purpose, all at such reasonable times as may be reasonably requested; provided that unless a Default or an Unmatured Default exists, all such inspections shall be at the expense of the Lender or Lenders making such inspections.

6.11. ERISA. The Borrower will promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its properties or assets and will promptly notify the Administrative Agent of (i) the occurrence of any Reportable Event with respect to a Plan, (ii) receipt of any notice from PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) its or any Subsidiary’s intention to terminate or withdraw from any Plan, and (iv) the occurrence of any event with respect to any Plan which could result in the incurrence by the Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

6.12. Mergers, Consolidations, Leases, and Sales. The Borrower:

(i) will not be a party to any merger or consolidation unless the Borrower is the surviving corporation;

(ii) except as permitted in subsection (iii) hereof, will not permit any Consolidated Subsidiary to be a party to any merger or consolidation unless the Consolidated Subsidiary is the surviving corporation and remains a Consolidated Subsidiary after the merger or consolidation, except any Consolidated Subsidiary may merge into the Borrower or a Wholly-Owned Consolidated Subsidiary and except that this subsection (ii) shall not prohibit any merger where the Consolidated Subsidiary is not the surviving corporation if, after giving effect to such merger, the surviving corporation is a Wholly-Owned Consolidated Subsidiary;

(iii) except for Qualified Receivables Transactions (in connection with which any transfer of an interest in accounts or notes receivable and related assets is permitted and shall not count against the limitations set forth in this subsection (iii)), will not, and will not permit any Consolidated Subsidiary to, sell, assign, lease or otherwise transfer to any Person other than the Borrower or one or more Consolidated Subsidiaries any Properties (including, without limitation, any capital stock of any Consolidated Subsidiary) other than in the ordinary course of its business as conducted on the date hereof, unless such sale, assignment, lease or transfer is for a consideration not less than the fair market value thereof and unless, after giving effect to such sale, assignment, lease or transfer, the aggregate proceeds to the Borrower and the Consolidated Subsidiaries of all such sales, assignments, leases and transfers (other than in the ordinary course of its business as conducted on the date hereof) shall not exceed 10% of the Borrower’s consolidated assets as shown on the Borrower’s September 30, 2003 financial statements described in Section 5.4; and

(iv) except as permitted in subsection (iii) hereof, will not dissolve or liquidate any Consolidated Subsidiary unless all of the net assets (minus, (a) in the case of a liquidation or dissolution of a Consolidated Subsidiary that is not a Wholly-Owned Subsidiary, the assets allocable to other Persons holding an interest in such Consolidated Subsidiary and (b) in any case, amounts owed to creditors of such Subsidiary and the expenses of liquidation) of such dissolved or liquidated Consolidated Subsidiary are concurrently transferred to the Borrower or a Wholly-Owned Consolidated Subsidiary.

6.13. Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

(i) Liens existing as of the date of this Agreement (which in the aggregate secure less than $10,000,000 (or the equivalent thereof in currencies other than U.S.

Dollars) in indebtedness and other liabilities and which in the aggregate apply to Property constituting less than 5% of the Borrower’s consolidated assets);

(ii) Liens in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith deposits in connection with tenders, contracts or leases to which the Borrower or any Subsidiary is a party (other than contracts for borrowed money), or other deposits required to be made in the ordinary course of business; provided that in each case the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and adequate reserves have been established therefor;

(iii) mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings and adequate reserves have been established therefor;

(iv) Liens arising out of judgments or awards against the Borrower or any Subsidiary with respect to which the Borrower or such Subsidiary shall be prosecuting an appeal or proceeding for review and with respect to which it shall have obtained a stay of execution pending such appeal or proceeding for review; provided that the aggregate amount of liabilities (including interest and penalties, if any) of the Borrower and the Subsidiaries secured by such Liens shall not exceed $25,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) at any one time outstanding;

(v) Liens for property taxes not yet subject to penalties for nonpayment, or survey exceptions, encumbrances, mineral or royalty reservations, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, pipe lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of its properties, which exceptions, encumbrances, easements, reservations, rights and restrictions do not in the aggregate materially detract from the value of such properties or materially impair their use in the operation of the business of the Borrower and its Subsidiaries;

(vi) Liens upon any Property acquired by the Borrower or any Subsidiary after the date hereof (A) to secure the payment of all or any part of the purchase price of such Property upon the acquisition thereof by the Borrower or such Subsidiary, or (B) to secure any indebtedness issued, assumed or guaranteed by the Borrower or any Subsidiary prior to, at the time of, or within 270 days after the acquisition of such Property, which indebtedness is issued, assumed or guaranteed for the purpose of financing all or any part of the purchase price of such Property, provided that in the case of any such acquisition the Lien shall not apply to any Property other than the Property so acquired or purchased;

(vii) Liens of or upon any Property existing at the time of acquisition thereof by the Borrower or any Subsidiary and not created in contemplation of such acquisition;

(viii) Liens of or upon any Property of a corporation existing at the time such corporation is merged with or into or consolidated with the Borrower or any Subsidiary or existing at the time of a sale or transfer of the properties of a corporation (or division thereof) as an entirety or substantially as an entirety to the Borrower or any Subsidiary and not created in contemplation of such transaction;

(ix) Liens to secure indebtedness of any Subsidiary to the Borrower or to another Subsidiary;

(x) Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country or political subdivision, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing or refinancing all or any part of the purchase price of the Property subject to such Liens, or the cost of constructing or improving the Property subject to such mortgages (including, without limitation, mortgages incurred in connection with pollution control, industrial revenue or similar financings);

(xi) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing paragraphs (i) through (x), inclusive, provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to the Property which was subject to the Lien so extended, renewed or replaced; or

(xii) Liens incurred in connection with any transfer of an interest in accounts or notes receivable or related assets as part of a Qualified Receivables Transaction.

6.14. Financial Covenants.

6.14.1. Interest Coverage Ratio. The Borrower will, as of the last day of each fiscal quarter for each fiscal year of the Borrower, maintain a ratio of Consolidated EBIT to Consolidated Interest Expense for its four most recently completed fiscal quarters ending on such date of not less than 3.0 to 1.0.

6.14.2. Leverage Ratio. The Borrower will, as of the last day of each of the first three fiscal quarters of each fiscal year of the Borrower, maintain a ratio of Consolidated Indebtedness as of such date to Consolidated EBITDA for the four fiscal quarters then ended of not more than 3.50 to 1.00 and, as the last day of the fourth fiscal quarter of each fiscal year of the Borrower, maintain a ratio of Consolidated Indebtedness as of such date to Consolidated EBITDA for the four fiscal quarters then ended of not more than 3.0 to 1.0.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

7.2. Nonpayment of principal of any Loan when due, nonpayment of any Reimbursement Obligation within one Business Day after the same becomes due, or nonpayment of interest upon any Loan or of any facility fee, LC Fee, utilization fee or other obligations under any of the Loan Documents within five days after the same becomes due.

7.3. The breach by the Borrower of any of the terms or provisions of Sections 6.2, 6.3, 6.4 (with respect to the Borrower or a Material Subsidiary), 6.5, 6.12 or 6.14.

7.4. The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement or any other Loan Document which is not remedied within thirty days after written notice from the Administrative Agent or any Lender.

7.5. Failure of the Borrower or any of its Subsidiaries to pay when due any Material Indebtedness; or the default by the Borrower or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.6. The Borrower or any of its Material Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7. Without the application, approval or consent of the Borrower or any of its Material Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Material Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Material Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

7.8. The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more judgments or orders for the payment of money in excess of $25,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate which judgment(s), in any such case, is/are not stayed on appeal.

7.9. the Borrower or any other member of its Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $10,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $10,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any member of its Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated.

7.10. Any Change in Control shall occur.

7.11. Any Loan Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Loan Document, other than (in either case) any Facility LC Application to the extent it relates to a Facility LC which has terminated and any obligations of the Borrower with respect to which have been paid and satisfied in full.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1. Acceleration; Facility LC Collateral Account. (i) If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent, the LC Issuer or any Lender and the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”). If any other Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, and (b) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(ii) If at any time while any Default is continuing, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(iii) The Administrative Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Reimbursement Obligations and (if a Default under Section 7.2 has occurred and is continuing) any other amounts as shall from time to time have become due and payable by the Borrower to the Lenders or the LC Issuer under the Loan Documents.

(iv) At any time while any Default is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Reimbursement Obligations have been indefeasibly paid in full and the Aggregate Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall (unless a Default under Section 7.2 has occurred and is continuing, in which case such funds may be applied in accordance with the immediately preceding clause (iii)) be returned by the Administrative Agent to the Borrower or paid to whomever may be legally entitled thereto at such time.

(v) If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuer to issue Facility LCs hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.2. Amendments. Subject to the provisions of this Section 8.2, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders:

(i)	Extend the final maturity of any Loan, or extend the expiry date of any Facility LC to a date after the Facility Termination Date (except pursuant to the provisions of Section 2.19.13), or forgive all or any portion of the principal amount thereof or any Reimbursement Obligation related thereto, or reduce the rate or extend the time of payment of interest or fees thereon or Reimbursement Obligations related thereto.

(ii)	Reduce the percentage specified in the definition of Required Lenders.

(iii)	Extend the Facility Termination Date, or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.2, or increase the amount of the Aggregate Commitment, the Commitment of any Lender hereunder or the commitment to issue Facility LCs, or permit the Borrower to assign its rights under this Agreement.

(iv)	Amend this Section 8.2.

(v)	Amend either of the last two sentences of Section 2.19.13.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, and no amendment of any provision relating to the LC Issuer shall be effective without the written consent of the LC Issuer. The Administrative Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

8.3. Preservation of Rights. No delay or omission of the Lenders, the LC Issuer or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the LC Issuer and the Lenders until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent, the LC Issuer and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent, the LC Issuer and the Lenders relating to the subject matter thereof other than those contained in the fee letter described in Section 10.13, which shall survive and remain in full force and effect during the term of this Agreement.

9.5. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arrangers shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on their own behalf and in their own name to the same extent as if they were parties to this Agreement.

9.6. Expenses; Indemnification. (i) The Borrower shall reimburse the Administrative Agent and BOCM for any costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent or BOCM in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, the Arrangers, the LC Issuer and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent, the Arrangers, the LC Issuer and the Lenders, which attorneys may be employees of the Administrative Agent, the Arrangers, the LC Issuer or the Lenders) paid or incurred by the Administrative Agent, the Arrangers, the LC Issuer or any Lender in connection with the collection and enforcement of the Loan Documents.

(ii) The Borrower hereby further agrees to indemnify the Administrative Agent, the Arrangers, the LC Issuer, each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent, either Arranger, the LC Issuer, any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

9.7. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

9.8. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.4. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Borrower shall provide to the Administrative Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of quarterly and annual financial statements required hereunder.

9.9. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10. Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders, the LC Issuer and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, either Arranger, the LC Issuer nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent, either Arranger, the LC Issuer nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Administrative Agent, either Arranger, the LC Issuer nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent, either Arranger, the LC Issuer nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.11. Confidentiality. The Administrative Agent and each Lender agrees to hold any confidential information which it may receive from the Borrower in connection with this Agreement in confidence, except for disclosure (i) to its Affiliates and to the Administrative Agent and any other Lender and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which it is a party, (vi) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 12.4, and (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder. Without limiting Section 9.4, the Borrower agrees that the terms of this Section 9.11 shall set forth the entire agreement between the Borrower and each Lender (including the Administrative Agent) with respect to any confidential information previously or hereafter received by such Lender in connection with this Agreement, and this Section 9.11 shall supersede any and all prior confidentiality agreements entered into by such Lender with respect to such confidential information.

9.12. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any Margin Stock for the repayment of the Credit Extensions provided for herein.

9.13. Disclosure. The Borrower and each Lender hereby acknowledge and agree that Bank One and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

9.14. USA PATRIOT ACT NOTIFICATION. The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When Borrower opens an account, if Borrower is an individual, the Administrative Agent and the Lenders will ask for Borrower’s name, residential address, tax identification number, date of birth, and other information that will allow Administrative Agent and the Lenders to identify Borrower, and, if Borrower is not an individual, Administrative Agent and the Lenders will ask for Borrower’s name, tax identification number, business address, and other information that will allow Administrative Agent and the Lenders to identify Borrower. Administrative Agent and the Lenders may also ask, if Borrower is an individual, to see Borrower’s driver’s license or other identifying documents, and, if Borrower is not an individual, to see Borrower’s legal organizational documents or other identifying documents.

ARTICLE X

THE ADMINISTRATIVE AGENT

10.1. Appointment; Nature of Relationship. Bank One, NA is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the Illinois Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2. Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

10.3. General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4. No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (iv) the existence or possible existence of any Default or Unmatured Default; (v) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (vi) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (vii) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries.

10.5. Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6. Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.

10.7. Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent. For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.

10.8. Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

10.10. Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

10.11. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, either Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, either Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. Except for any notice, report, document or other information expressly required to be furnished to the Lenders by the Administrative Agent or either Arranger hereunder, neither the Administrative Agent nor either Arranger shall have any duty or responsibility (either initially or on a continuing basis) to provide any Lender with any notice, report, document, credit information or other information concerning the affairs, financial condition or business of the Borrower or any of its Affiliates that may come into the possession of the Administrative Agent or either Arranger (whether or not in their respective capacities as Administrative Agent or Arranger) or any of their Affiliates.

10.12. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign. The Administrative Agent may be removed at any time with or without cause by written notice received by the Administrative Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

10.13. Administrative Agent and Arranger Fees. The Borrower agrees to pay to the Administrative Agent, the Syndication Agent and the Arrangers, for their respective accounts, the fees agreed to by the Borrower, the Administrative Agent, the Syndication Agent and the Arrangers pursuant to certain letter agreements dated January 22, 2004, or as otherwise agreed from time to time.

10.14. Delegation to Affiliates. The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.

10.15. Co-Administrative Agents, Documentation Agent, Syndication Agent, etc. Neither any of the Lenders identified in this Agreement as a “co-Administrative Agent” nor the Documentation Agent or the Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Administrative Agent in Section 10.11.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective interests in the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 12.3, and (iii) any transfer by Participation must be made in compliance with Section 12.2. Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 12.3.2. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2. Participations.

12.2.1. Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

12.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Outstanding Credit Exposure or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.2 or of any other Loan Document.

12.2.3. Benefit of Certain Provisions. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5, 9.6 and 9.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender.

12.3. Assignments.

12.3.1. Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Loans of the assigning Lender or (unless each of the Borrower and the Administrative Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Commitment or outstanding Loans (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.

12.3.2. Consents. The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Borrower shall not be required if a Default has occurred and is continuing. The consent of the Administrative Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund. The consent of the LC Issuer shall be required prior to an assignment of a Commitment becoming effective unless the

Purchaser is a Lender. Any consent required under this Section 12.3.2 shall not be unreasonably withheld or delayed.

12.3.3. Effect; Effective Date. Upon (i) delivery to the Administrative Agent of an assignment, together with any consents required by Sections 12.3.1 and 12.3.2, and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Outstanding Credit Exposure assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Administrative Agent. In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2, unless the transferor Lender notifies the Administrative Agent at the time of such assignment or transfer that the parties thereto do not, in the event such assignment or transfer fails to comply with this Section 12.3, want to treat such assignment or transfer as a sale of a participation, in which case such attempted assignment or transfer shall be null and void for the purposes of this Agreement. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.3, the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

12.3.4. Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois or New York, New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The

Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

12.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

12.5. Tax Treatment. No transfer of any interest in any Loan Document to any Transferee which is not incorporated under the laws of the United States or any State thereof shall be effective for the purposes of this Agreement unless and until such Transferee complies with the provisions of Section 3.5(iv).

ARTICLE XIII

NOTICES

13.1. Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i) if to the Borrower, at its address or telecopier number set forth on the signature page hereof;

(ii) if to the Administrative Agent, at its address or telecopier number set forth on the signature page hereof;

(iii) if to the LC Issuer, at its address or telecopier number set forth on the signature page hereof;

(iv) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (and oral or written confirmation of the receipt thereof is received by the sender). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the LC Issuer hereunder may be delivered or furnished by electronic communication

(including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent so long as all Lenders and the LC Issuer have access thereto, provided that the foregoing shall not apply to notices to any Lender or the LC Issuer pursuant to Article II if such Lender or the LC Issuer, as applicable, has, after being advised of a proposed means of electronic communication, notified the Administrative Agent that it is incapable of receiving notices under such Article by such proposed means of electronic communication. The Administrative Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor. Any Lender may provide up to three e-mail addresses for receipt of such notices or communications, which shall be copied to all such addresses.

(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

ARTICLE XIV

COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION

14.1. Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

14.2. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, WITHOUT LIMITATION, 735 ILCS SECTION 105/5-1 ET SEQ, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2. CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

15.3. WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT, THE LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[SIGNATURE PAGES IMMEDIATELY FOLLOWING]

IN WITNESS WHEREOF, the Borrower, the Lenders, the LC Issuer and the Administrative Agent have executed this Agreement as of the date first above written.

MAYTAG CORPORATION

By:	/S/ STEVEN J. KLYN
Title:	Vice President & Treasurer
403 West 4th Street Newton, Iowa 50208

Attention:	Vice President and Treasurer
Telephone:	(641) 787-8593
FAX:	(641) 787-8578

Commitments

$60,000,000	BANK ONE, NA, Individually and as LC Issuer and Administrative Agent

	By:	/S/ NATHAN L. BLOCH
	Title:	Managing Director
1 Bank One Plaza Chicago, Illinois 60670

	Attention:	Nathan L. Bloch
	Telephone:	(312) 325-3094
	FAX:	(312) 325-3077

$60,000,000	BANK OF MONTREAL, CHICAGO BRANCH, Individually and as Syndication Agent

	By:	/S/ JOSEPH W. LINDER
	Title:	Vice President
115 South LaSalle Street, 12 West Chicago, Illinois 60603

	Attention:	Joseph W. Linder
	Telephone:	(312) 750-3784
	FAX:	(312) 750-6057

$50,000,000	KEYBANK NATIONAL ASSOCIATION, Individually and as Documentation Agent

	By:	/S/ DAVID J. WECHTER
	Title:	Vice President
127 Public Square, 6th Floor Cleveland, Ohio 44114

	Attention:	Dave Wechter
	Telephone:	(216) 689-4442
	FAX:	(216) 689-4981

$50,000,000	ROYAL BANK OF CANADA, Individually and as Documentation Agent

	By:	/S/ DANA DRATCH
	Title:	Authorized Signatory
One Liberty Plaza, 4th Floor New York, New York 10006

	Attention:	Dana Dratch
	Telephone:	(212) 428-2325
	FAX:	(212) 428-6459

$50,000,000	SUMITOMO MITSUI BANKING CORPORATION, Individually and as Documentation Agent

	By:	/S/ LEO E. PAGARIGAN
	Title:	Senior Vice President
277 Park Avenue New York, New York 10172

	Attention:	Bob Ajmani
	Telephone:	(212) 224-4118
	FAX:	(212) 224-4384

$40,000,000	CITICORP USA, INC.

	By:	/S/ RICHARD M. LEVIN
	Title:	Director
233 South Wacker Drive, 86th Floor Chicago, Illinois 60606

	Attention:	John Coons
	Telephone:	(312) 876-3270
	FAX:	(312) 876-3290

$30,000,000	U.S. BANK NATIONAL ASSOCIATION

	By:	/S/ SANDRA J. HARTAY
	Title:	Vice President
MK-WI-TGCB 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202

	Attention:	Sandra J. Hartay
	Telephone:	(414) 765-6004
	FAX:	(414) 765-5367

$25,000,000	LEHMAN BROTHERS BANK, FSB

	By:	/S/ GARY T. TAYLOR
	Title:	Vice President
745 Seventh Avenue, 16th Floor New York, New York 10019

	Attention:	Jane Gillard
	Telephone:	(212) 526-7417
	FAX:	(646) 758-2538

$10,000,000	MIZUHO CORPORATE BANK, LTD.

	By:	/S/ GREG BOTSHON
	Title:	Vice President
1251 Avenue of the Americas New York, New York 10020

	Attention:	Robert Haviken
	Telephone:	(212) 282-4954
	FAX:	(212) 282-4488

Aggregate Commitment

$375,000,000

PRICING SCHEDULE

APPLICABLE MARGIN	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS
Eurodollar Rate	0.375%	0.475%	0.575%	0.675%	0.875%

APPLICABLE FEE RATE	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS
LC Fee	0.375%	0.475%	0.575%	0.675%	0.875%
Facility Fee	0.125%	0.150%	0.175%	0.200%	0.250%
Utilization Fee	0.125%	0.125%	0.125%	0.125%	0.125%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Level I Status” exists at any date if, on such date, the Borrower’s Moody’s Rating is A3 or better and the Borrower’s S&P Rating is A- or better.1

“Level II Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status and (ii) the Borrower’s Moody’s Rating is Baa1 or better and the Borrower’s S&P Rating is BBB+ or better.1

“Level III Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Borrower’s Moody’s Rating is Baa2 or better and the Borrower’s S&P Rating is BBB or better.1

“Level IV Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Borrower’s Moody’s Rating is Baa3 or better and the Borrower’s S&P Rating is BBB- or better.1

“Level V Status” exists at any date if, on such date, the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.

[1]	In the event of a split rating, notwithstanding the use of the word “and” in the foregoing definition, should the rating split result in a one pricing-level difference, the higher rating will govern. Should the rating split result in a difference greater than one pricing level, the pricing level one level below that corresponding to the higher rating will govern.

“Moody’s Rating” means, at any time, the rating issued by Moody’s and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.

“S&P Rating” means, at any time, the rating issued by S&P and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Borrower’s Status as determined from its then-current Moody’s and S&P Ratings. The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date. If at any time the Borrower has no Moody’s Rating or no S&P Rating, Level V Status shall exist.

EXHIBIT A-1

FORM OF OPINION OF SIDLEY AUSTIN BROWN & WOOD LLP

March     , 2004

To each of the Lenders parties to

the Credit Agreement referred to below,

and to Bank One, NA, as Administrative Agent and LC Issuer

Re:	Loans to Maytag Corporation

Ladies and Gentlemen:

We have acted as counsel to Maytag Corporation, a Delaware corporation (the “Borrower”), in connection with the Credit Agreement of even date herewith (the “Credit Agreement”) among the Borrower, the financial institutions parties thereto (the “Lenders”) and Bank One, NA, as Administrative Agent and as LC Issuer, and the transactions contemplated thereby.

This opinion is furnished to you at the request of the Borrower pursuant to Section 4.1 of the Credit Agreement. Capitalized terms used herein and not otherwise defined are used as defined in the Credit Agreement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Credit Agreement, any promissory notes delivered on the date hereof to the Lenders signatory to the Credit Agreement (the “Notes”) and the Facility LC Application heretofore made by the Borrower in favor of the LC Issuer in respect of the Existing Letter of Credit (collectively, the Credit Agreement, the Notes and such Facility LC Application the “Loan Documents”).

In rendering the opinions set forth herein, we have also examined originals or copies, certified to our satisfaction, of such (i) certificates of public officials, (ii) certificates of officers and representatives of the Borrower, and (iii) other documents and records, and we have made such inquiries of officers and representatives of the Borrower, as we have deemed relevant or necessary as the basis for such opinions. We have relied as to factual matters upon, and assumed the accuracy of, such certificates, the representations and warranties of the Borrower, made in the Credit Agreement, and other statements, documents and records supplied to us by the Borrower and we have assumed the genuineness of all signatures (other than signatures of officers of the Borrower) and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

In rendering the opinions set forth herein, we have assumed that:

(i) all the parties to the Credit Agreement, other than the Borrower, are duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of organization and have the requisite corporate power to enter into the Credit Agreement; and

(ii) the execution and delivery of the Credit Agreement have been duly authorized by all necessary corporate action and proceedings on the part of all parties thereto other than the Borrower; the Credit Agreement has been duly executed and delivered by all parties thereto and constitutes the valid and binding obligation of all parties thereto other than the Borrower, enforceable against such parties in accordance with its terms; the terms and provisions of the Credit Agreement do not, and the execution, delivery and performance thereof by each of the parties thereto other than the Borrower will not, violate or conflict with the certificate of incorporation or bylaws of any such party, any contract or indenture to which it is a party or by which it is created or bound, or any law, order or decree of any court, administrative agency or other governmental authority applicable to any such party.

Based upon the foregoing and subject to the qualifications stated herein, we are of the opinion that, as of the date hereof:

1. The Borrower has been duly organized and is validly existing and in good standing under the laws of the State of Delaware. The Borrower has the requisite corporate power and authority to conduct its business as such business is described in the Borrower’s Form 10-K for the fiscal year ended January 3, 2004.

2. The execution, delivery and performance by the Borrower of and under the Loan Documents will not violate any law or regulation of the State of Illinois (including, without limitation, any usury laws) or of the United States of America applicable to the Borrower.

3. The Loan Documents constitute the valid and binding obligations of the Borrower, enforceable in accordance with their respective terms.

4. The Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended.

5. No approval, consent or authorization of, or filing or registration with, any governmental department, agency or instrumentality is necessary for the Borrower’s execution or delivery of the Loan Documents or for the Borrower’s performance of any of the terms thereof.

Our opinions above are subject to the following qualifications:

(a) Our opinions relating to validity, binding effect and enforceability in Paragraph 3 above are subject to limitations imposed by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws affecting creditors’ rights generally. In addition, our opinions relating to enforceability in Paragraph 3 above are subject to (i) the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law) and (ii) limitations imposed by public policy under certain circumstances on the enforceability of provisions indemnifying a party against liability for its own wrongful or negligent acts. In applying principles of equity referred to in clause (i) above, a court, among other things, might not allow a creditor to accelerate maturity of a debt upon the occurrence of a default deemed immaterial. Such principles applied by a court might include a requirement that a creditor act reasonably and in good faith.

(b) Certain provisions of the Loan Documents may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of any Loan Document; however, the unenforceability of such provisions may result in delays in the enforcement of the Administrative Agent’s and the Lenders’ rights and remedies under the Credit Agreement or under a Facility LC Application (and we express no opinion as to the economic consequences, if any, of such delays).

(c) We express no opinion as to the effect of the compliance or noncompliance of the Administrative Agent or any of the Lenders with any state or federal laws or regulations applicable to the Administrative Agent or any of the Lenders because of the Administrative Agent’s or any of the Lenders’ legal or regulatory status, the nature of the business of the Administrative Agent or any of the Lenders or the qualification of any such party to conduct business in any jurisdiction.

The foregoing opinions are limited to the laws of the United States and the State of Illinois and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other state or jurisdiction.

The opinions expressed herein are being delivered to you as of the date hereof and are solely for your benefit in connection with the transactions contemplated in the Credit Agreement and may not be relied on in any manner or for any purpose by any other person, nor any copies published, communicated or otherwise made available in whole or in part to any other person or entity without our express prior written consent, except that you may furnish copies thereof to any party that becomes a Lender after the date hereof pursuant to the Credit Agreement. We do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed in numbered Paragraphs 1 through 5. The opinions expressed above are based solely on facts, laws and regulations existing or in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should such facts change or should such laws or regulations be changed by legislative or regulatory action, judicial decision or otherwise, notwithstanding that such changes may affect the legal analysis or conclusions contained herein.

Very truly yours,

EXHIBIT A-2

FORM OF OPINION OF GENERAL COUNSEL OF MAYTAG CORPORATION

March     , 2004

To each of the Lenders parties to

the Credit Agreement referred to below,

and to Bank One, NA, as Administrative Agent and LC Issuer

Re:	Loans to Maytag Corporation

Ladies and Gentlemen:

I am Senior Vice President, General Counsel, and Assistant Secretary of Maytag Corporation, a Delaware corporation (the “Borrower”). I am familiar with the Credit Agreement (3-Year) of even date herewith (the “Credit Agreement”) among the Borrower, the financial institutions parties thereto (the “Lenders”) and Bank One, NA, as Administrative Agent and as LC Issuer, and the transactions contemplated thereby.

This opinion is furnished to you at the request of the Borrower pursuant to Section 4.1 of the Credit Agreement. Capitalized terms used herein and not otherwise defined are used as defined in the Credit Agreement.

In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Credit Agreement, any promissory notes delivered on the date hereof to the Lenders signatory to the Credit Agreement (the “Notes”) and the Facility LC Applications heretofore made by the Borrower in favor of the LC Issuer in respect of the Existing Letters of Credit (collectively, the Credit Agreement, the Notes and such Facility LC Applications the “Loan Documents”).

In rendering the opinions set forth herein, I have also examined originals or copies, certified to my satisfaction, of such (i) certificates of public officials, (ii) certificates of officers and representatives of the Borrower, and (iii) other documents and records, and I have made such inquiries of officers and representatives of the Borrower, all as I have deemed relevant or necessary as the basis for such opinions. I have relied as to factual matters upon, and assumed the accuracy of, such certificates and other statements, documents and records supplied to me by the Borrower and I have assumed the genuineness of all signatures (other than signatures of officers of the Borrower) and the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as certified or photostatic copies.

Based upon the foregoing and subject to the qualifications stated herein, I am of the opinion that, as of the date hereof:

1. The Borrower has the requisite corporate power and authority to execute, deliver and perform its obligations under the Loan Documents. Such execution, delivery and performance:

(a) have been duly authorized by all necessary and proper corporate action of the Borrower,

(b) do not violate any provision of the certificate of incorporation or by-laws of the Borrower or require any approval of the Borrower’s stockholders, and

(c) to my knowledge, do not violate any material indenture or agreement to which the Borrower is a party or by which it is bound or any provision of any judgment or decree applicable to the Borrower.

2. There is no litigation or governmental proceeding pending or, to my knowledge, threatened, against the Borrower or any Subsidiary which could reasonably be expected to (i) materially adversely affect the business and properties of the Borrower and its Subsidiaries on a consolidated basis or (ii) impair the validity or enforceability of any of the Loan Documents or materially impair the ability of the Borrower to perform its obligations under any of the Loan Documents.

3. The Loan Documents have been duly executed and delivered by a duly authorized officer of the Borrower.

The foregoing opinions are limited to the laws of the United States and the State of Iowa, and the General Corporation Law of the State of Delaware, and I express no opinion with respect to the laws of any other state or jurisdiction.

The opinions expressed herein are being delivered to you as of the date hereof and are solely for your benefit in connection with the transactions contemplated in the Credit Agreement and may not be relied on in any manner or for any purpose by any other person, nor any copies published, communicated or otherwise made available in whole or in part to any other person or entity without my express prior written consent, except that you may furnish copies thereof to any party that becomes a Lender after the date hereof pursuant to the Credit Agreement. I do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed in numbered Paragraphs 1, 2 and 3. The opinions expressed above are based solely on facts, laws and regulations existing or in effect on the date hereof, and I assume no obligation to revise or supplement this opinion should such facts change or should such laws or regulations be changed by legislative or regulatory action, judicial decision or otherwise, notwithstanding that such changes may affect the legal analysis or conclusions contained herein.

Very truly yours,

EXHIBIT B

COMPLIANCE CERTIFICATE

FOR THE FISCAL PERIOD ENDED

To:	The Lenders parties to the

Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of March 5, 2004 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Maytag Corporation (the “Borrower”), the lenders party thereto and Bank One, NA, as Administrative Agent for the Lenders and as LC Issuer. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected                      of the Borrower;

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

5. Schedule II attached hereto sets forth the various reports and deliveries which are required at this time under the Credit Agreement and the status of compliance.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

________________________________________________________________________________________________________

________________________________________________________________________________________________________

________________________________________________________________________________________________________

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this      day of                     ,             .

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of                     ,              with

Provisions of Section 6.14 of

the Agreement

A. Interest Coverage Ratio (Section 6.14.1)

1. Operating Income for past 4 fiscal quarters	$____________

2. Permitted addbacks for past 4 fiscal quarters	$____________

3. Sum of Lines A1 and A2 (“Consolidated EBIT”)	$____________

4. Consolidated Interest Expense	$____________

5. Ratio of Line A3 to A4 (Line A5 Ratio must be equal to or greater than 3.00 to 1.00)	_________:1.00

6. The Borrower is in compliance (circle yes or no)	yes/no

B. Leverage Ratio (Section 6.14.2)

1. Consolidated Indebtedness	$____________

2. Consolidated EBIT (from Line A3)	$____________

3. Depreciation for past 4 fiscal quarters	$____________

4. Amortization for past for fiscal quarters	$____________

5. Sum of Lines B2, B3 and B4 (“Consolidated EBITDA”)	$____________

6.      Ratio of Line B1 to B5 (Line B6 Ratio must be not greater than 3.50 to 1.00 for the first three fiscal quarters of each fiscal year and not greater than 3.00 to 1.00 for the fourth fiscal quarter of each fiscal year)

________:1.00

7. The Borrower is in compliance (circle yes or no)	yes/no

SCHEDULE II TO COMPLIANCE CERTIFICATE

Reports and Deliveries Currently Due

EXHIBIT C

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	_________________________________________________________________

2.	Assignee:	_________________________________________________________________ [and is an Affiliate/
Approved Fund of [identify Lender][1]

3.	Borrower(s):	Maytag Corporation

4.	Administrative Agent:	Bank One, NA, as the Administrative Agent under the Credit Agreement.

5.	Credit Agreement:	The $375,000,000 Credit Agreement dated as of March 5, 2004 among Maytag Corporation, the Lenders party thereto, Bank One, NA, as Administrative Agent, and the other agents party thereto.

[1]	Select as applicable.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans[2]
Revolving Credit	$	$	%

7.	Trade Date: ___________________________________ [3]

Effective Date:                      , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE ADMINISTRATIVE AGENT.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:

Title:

[Consented to and]4 Accepted:

[NAME OF ADMINISTRATIVE AGENT], as Administrative Agent

By:

Title:

[Consented to:]5

[NAME OF RELEVANT PARTY]

By:

Title:

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[3]	Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[5]	To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, L/C Issuer) is required by the terms of the Credit Agreement.

ANNEX 1

TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectibility, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document, (v) inspecting any of the property, books or records of the Borrower, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (v) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vii) attached as Schedule 1 to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by and construed in accordance with, the law of the State of Illinois.

ADMINISTRATIVE QUESTIONAIRE

(Schedule to be supplied by Closing Unit or Trading Documentation Unit)

(For Forms for Primary Syndication call Peterine Svoboda at 312-732-8844)

(For Forms after Primary Syndication call Jim Bartz at 312-732-1242)

US AND NON-US TAX INFORMATION REPORTING REQUIREMENTS

(Schedule to be supplied by Closing Unit or Trading Documentation Unit)

(For Forms for Primary Syndication call Peterine Svoboda at 312-732-8844)

(For Forms after Primary Syndication call Jim Bartz at 312-732-1242)

EXHIBIT D

LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

To Bank One, NA,

as Administrative Agent (the “Administrative Agent”) under the Credit Agreement Described Below.

Re:	Credit Agreement, dated as of March 5, 2004 (as the same may be amended or modified, the “Credit Agreement”), among Maytag Corporation (the “Borrower”), the Lenders named therein, the LC Issuer and the Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

The Administrative Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Advances or other extensions of credit from time to time until receipt by the Administrative Agent of a specific written revocation of such instructions by the Borrower, provided, however, that the Administrative Agent may otherwise transfer funds as hereafter directed in writing by the Borrower in accordance with Section 13.1 of the Credit Agreement or based on any telephonic notice made in accordance with Section 2.14 of the Credit Agreement.

Facility Identification Number(s)

Customer/Account Name

Transfer Funds To

                                     _______________________________________________________________________________________

For Account No.

Reference/Attention To

Authorized Representative (Customer Representative)	Date

(Please Print)	Signature

Bank Officer Name	Date

(Please Print)	Signature

(Deliver Completed Form to Credit Support Staff For Immediate Processing)

EXHIBIT E

NOTE

[Date]

Maytag Corporation, a Delaware Corporation (the “Borrower”), promises to pay to the order of                                                        (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the main office of Bank One, NA in Chicago, Illinois, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder, provided that no failure to so record or error in so recording shall affect the obligations of the Borrower or the rights of the Lender hereunder.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of March 5, 2004 (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”), among the Borrower, the lenders party thereto, including the Lender, the LC Issuer and Bank One, NA, as Administrative Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

MAYTAG CORPORATION

By:

Print Name:

Title:

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

TO

NOTE OF                     ,

DATED             ,

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

SCHEDULE 2.19

EXISTING LETTERS OF CREDIT

All issued by Bank One, NA

LETTER OF CREDIT NO.	AVAILABLE AMOUNT	EXPIRY DATE
00346785	$2,400,000	July 1, 2005

SCHEDULE 5.7

LITIGATION AND CONTINGENT OBLIGATIONS

(See Section 5.7)

None.

SCHEDULE 5.8

SUBSIDIARIES

(See Section 5.8)

Subsidiaries of Maytag Corporation as of March 5, 2004

NAME OF SUBSIDIARY	Jurisdiction of Organization	Owned By	Percent Ownership
AERA (Hong Kong) PTE LTD	Singapore	Hoover Holdings, Inc.	100%
Amana Financial Services, Inc.	Delaware	Maytag Corporation	100%
Amana Finance (General Partnership)	Illinois	Amana Financial Transamerica Joint Venture	50 50	% %
Anvil Technologies LLC	Delaware	Maytag Corp	33.7%
Maytag Europe Ltd.	England	Hoover Holdings, Inc.	100%
Maytag International Investments, Inc.	Delaware	Maytag Corporation	100%
Maytag I.I. 1, Inc.	Delaware	Maytag International Investments, Inc.	100%
Maytag I.I. 2, Inc.	Delaware	Maytag International Investments, Inc.	100%
Maytag I.I. 3, Inc.	Delaware	Maytag International Investments, Inc.	100%
Maytag I.I. 4, Inc.	Delaware	Maytag International Investments, Inc.	100%
Maytag I.I. 5, Inc.	Delaware	Maytag International Investments, Inc.	100%
Maytag I.I. 6, Inc.	Delaware	Maytag International Investments, Inc.	100%
Maytag International Investments I B.V.	Netherlands	Maytag I.I. 1, Inc.	100%
Maytag International Investments II B.V.	Netherlands	Maytag I.I. 2, Inc.	100%
Maytag International Investments III B.V.	Netherlands	Maytag I.I. 3, Inc.	100%
Maytag International Investments IV B.V.	Netherlands	Maytag I.I. 4, Inc.	100%
Maytag International Investments V B.V.	Netherlands	Maytag I.I. 5, Inc.	100%
Maytag International Investments VI B.V.	Netherlands	Maytag I.I. 6, Inc.	100%
Hefei Rongshida Plastic & Rubber Co., Inc.	Peoples Republic of China	Maytag International Investments I B.V. AERA (Hong Kong) PTE LTD Hefei Rongshida Group Corp.	49.5 1 49.5	% % %

Hefei Rongshida Washing Machine Co. Ltd.	Peoples Republic of China	Maytag International Investments II B.V. AERA (Hong Kong) PTE LTD Hefei Rongshida Group Corp.	49.5 1 49.5	% % %
Hefei Rongshida Motor Co. Ltd.	Peoples Republic of China	Maytag International Investments III B.V. AERA (Hong Kong) PTE LTD Hefei Rongshida Group Corp.	49.5 1 49.5	% % %
Hefei Rongshida Refrigeration Co.	Peoples Republic of China	Maytag International Investments IV B.V. AERA (Hong Kong) PTE LTD Hefei Rongshida Group Corp.	49.5 1 49.5	% % %
Hefei Rongshida Mold Co. Ltd.	Peoples Republic of China	Maytag International Investments V B.V. AEAR (Hong Kong) PTE LTD Hefei Rongshida Group Corp.	49.5 1 49.5	% % %
Hefei Rongshida Daily Use Appliance Co. Ltd.	Peoples Republic of China	Maytag International Investments VI B.V. AERA (Hong Kong) PTE LTD Hefei Rongshida Group Corp.	49.5 1 49.5	% % %
Maytag Appliances Sales Company	Delaware	Maytag Corporation	100%
Maytag Limited	Ontario	Hoover Holdings, Inc.	100%
Maytag Financial Services Corp.	Delaware	Maytag Corporation	100%
Dixie-Narco, Inc.	Delaware	Maytag Holdings, Inc.	100%
Maytag International, Inc.	Delaware	Maytag Corporation	100%
Admiral International Corporation	Delaware	Maytag Corporation	100%
Crosley International, Inc.	Delaware	Maytag Corporation	100%
Maytag Foreign Sales Corporation	Virgin Islands	Maytag Corporation	100%
The Hoover Company	Delaware	Maytag Corporation	100%
The Hoover Company (Sales)	Delaware	The Hoover Company	100%
Hoover General, LLC	Delaware	The Hoover Company	100%
Hoover Limited, LLC	Delaware	The Hoover Company	100%
The Hoover Company I LP	Delaware	Hoover General, LLC Hoover Limited, LLC	1 99	% %
Hoover Holdings Inc.	Delaware	Maytag Corporation	100%
Juver Industrial S.A. de C.V.	Mexico	Hoover Holdings, Inc.	100%
Maytag Iberia, S.L.	Spain	Hoover Holdings, Inc.	100%

Hoover Commercial – Limitada	Brazil	Hoover Holdings, Inc.	100%
Modi Hoover Limited	India	Maharashtra Investment, Inc.	100%
Maharashtra Investment, Inc.	Delaware	Maytag International, Inc.	100%
Maytag Worldwide N.V.	Netherlands Antilles	Hoover Holdings, Inc.	100%
Jade Products Company	Delaware	Maytag Mexico Appliance Products	100%
Maytag (Australia) Pty Ltd (Company)	Australia	Hoover Holdings, Inc.	100%
Maytag Holdings, Inc.	Delaware	Maytag Corporation	100%
Outdoor Living LLC	Delaware	Maytag Holdings, Inc.	100%
Maytag Commercial, S. de R.L. de C.V.	Mexico	Maytag International Inc.	100%
Maytag Servicios, S. de R.L. de C.V.	Mexico	Maytag International Inc.	100%
Maytag Mexico Appliance Products, S. de R.L. de C. V.	Mexico	Maytag International Inc.	100%
Maytag Mexico Administration, S. De R.L. de C.V.	Mexico	Maytag Holdings, Inc. Hoover Holdings, Inc.	99.96 00.03	% %
Maytag Manufacturing, LLC	Delaware	Maytag Corporation	100%
Maytag Services, LLC	Delaware	Maytag Corporation	100%

All Subsidiaries other than Modi Hoover Limited are Consolidated Subsidiaries.

SCHEDULE 5.11

ENVIRONMENTAL MATTERS

(See Section 5.11)

None.

SCHEDULE 5.12

LIENS

(See Sections 5.12 and 6.13)

Indebtedness Incurred By	Indebtedness Owed To	Property Encumbered (If Any)	Maturity and Amount of Indebtedness

None.

SCHEDULE 6.7

TAXES

(See Sections 6.7)

The Borrower has not paid taxes on the following railroad right of way and trackage properties because the Borrower has determined that (1) the outstanding tax liabilities with respect to the properties exceed the fair market values of the properties and (2) the properties are no longer necessary for the business operations of the Borrower or its Subsidiaries.

Company	State	Location	Description	Parcel #	Annual Tax
Maytag Corporation	IL	Cook County	70002 Hyde Park	25-26-400-017-0000	$2,931
Maytag Corporation	IL	Cook County	70002 Hyde Park	25-26-400-016-0000	$1,947
Maytag Corporation	IL	Cook County	70002 Hyde Park	25-26-400-010-0000	$2,872
Maytag Corporation	IL	Cook County	72003 Lake	25-05-231-002-0000	$32
Maytag Appliances Sales Co	MN	Dakota County Real Estate	Section 2 Twn 27 Range 22	20-00200-011-80	$1,617